Exhibit 1
JOINT FILING AGREEMENT
     The undersigned persons acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned persons and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned persons without the necessity of filing additional joint filing agreements. The undersigned persons acknowledge that each of them shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning the other undersigned persons, except to the extent that such undersigned person knows or has reason to believe that such information is inaccurate.

SIGNATURE	DATE

/s/ George F. Schroeder	October 25, 2005

George F. Schroeder

/s/ Alfred A. Schroeder	October 25, 2005

Alfred A. Schroeder

/s/ Harold R. Schmitz	October 25, 2005

Harold R. Schmitz

/s/ Olivia F. Kirtley	October 25, 2005

Olivia F. Kirtley

/s/ James F. Gallivan, Jr.	October 25, 2005

James F. Gallivan, Jr.

/s/ Norborne P. Cole, Jr.	October 25, 2005

Norborne P. Cole, Jr.

/s/ Richard C. Osborne	October 25, 2005

Richard C. Osborne